Exhibit 99.1

FOR IMMEDIATE RELEASE

SENSEONICS HOLDINGS, INC. REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

GERMANTOWN, MD, November 8, 2018 —Senseonics Holdings, Inc. (NYSE-American: SENS), a medical technology company focused on the development and commercialization of a long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today reported financial results for the third quarter ended September 30, 2018.

RECENT HIGHLIGHTS & ACCOMPLISHMENTS:

•	Commercially launched Eversense in the U.S. and completed first commercial insertion
•	Announced positive coverage decision from Aetna, the third largest commercial health plan in the U.S. providing coverage for approximately 22 million lives
•	Received coverage from BCBS Minnesota for approximately 2.5 million lives
•	Received FDA approval for qualified health care providers – including nurse practitioners and physician assistants – to be trained and certified to provide patients with Eversense
•	Received FDA approval to begin the 180-day investigational device exemption (IDE) registration trial in the U.S.

 “The third quarter was a particularly exciting time for Senseonics with the U.S. launch of the Eversense system. Feedback from our first users has been exceptional across both patient and healthcare professional communities,” said Tim Goodnow, President and Chief Executive Officer of Senseonics. “As we look ahead, we are pleased with the early progress we are making to establish reimbursement and broaden patient and physician access to Eversense. Simultaneously, we are continuing to develop our clinical pipeline. We look forward to expanding our reach as we bring this life changing technology to people with diabetes.”

THIRD QUARTER 2018 RESULTS:

Revenue was $5.2 million for the third quarter of 2018, compared to $3.6 million for the second quarter of 2018 and $2.1 million for the third quarter of 2017.

Third quarter 2018 sales and marketing expenses was $7.9 million compared to $6.2 million in the second quarter of 2018, and $2.1 million in third quarter 2017. The increase in sales and marketing expenses was primarily driven by an increase in compensation expense associated with adding additional sales personnel to support the U.S. launch and to continue expanding the distribution of Eversense in Europe.

Third quarter 2018 research and development expenses decreased $0.9 million compared to the second quarter of 2018 to $7.4 million and decreased $2.4 million compared to third quarter 2017.  The decrease in research and development expenses compared to the second quarter of 2018 was primarily driven by decreases in regulatory work in support of the FDA approval.

Third quarter 2018 general and administrative expenses were $5.1 million, a decrease of $0.3 million compared to the second quarter of 2018 and an increase of $1.2 million compared to the third quarter of 2017. The decrease in general and administration expenses compared to the second quarter of 2018 was primarily driven by the timing of spending associated with supporting operational growth.

Net loss was $31.9 million, or $0.18 per share, in the third quarter of 2018, compared to $17.4 million, or $0.13 per share, in the third quarter of 2017. This compares to a second quarter 2018 net loss of $32.5 million, or $0.23 per share. This decrease in net loss compared to the second quarter of 2018 was driven primarily by a change in the fair value of the derivative liability. Excluding the change in fair value of the derivative liability, third quarter 2018 net loss would have been $24.4 million, or $0.14 per share.  Third quarter 2018 net loss per share was based on 176.3 million weighted average shares outstanding, compared to 128.9 million weighted average shares outstanding in the third quarter of 2017.

As of September 30, 2018, cash, cash equivalents, and marketable securities were $163.0 million and outstanding indebtedness was $70.2 million.

CONFERENCE CALL AND WEBCAST INFORMATION

Company management will host a conference call at 4:30 pm (Eastern Time) today, November  8, 2018, to discuss these financial results. This conference call can be accessed live by telephone or through Senseonics’ website.

(877)344-7529	http://www.senseonics.com and select the “Investor Relations” section
Live Teleconference Information: Dial in number: (877)883-0383 International dial in: (412)902-6506	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

ABOUT SENSEONICS

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformative glucose monitoring products designed to help people with diabetes confidently live their lives with ease. From its inception, Senseonics has been advancing the integration of novel, fluorescence sensor technology with smart wearable devices. The Eversense® CGM System received PMA approval from the FDA for up to 90 days of continuous use and is available in the United States. The Eversense® CGM XL System received CE mark for up to 180 days of continuous use and is available in Europe. For more information on Senseonics, please visit www.senseonics.com.

FORWARD LOOKING STATEMENTS

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the clinical development of future generations of Eversense, the expanded commercialization of Eversense and Eversense XL in Europe, additional regulatory approvals, and other statements containing the words “expect,” “intend,” “may,” “projects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes, uncertainties inherent in the expanded commercial launch of Eversense and Eversense XL in Europe and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2017, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

INVESTOR CONTACT R. Don Elsey Chief Financial Officer 301.556.1602 don.elsey@senseonics.com

FINANCIAL STATEMENTS TO FOLLOW:

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2018	2017

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$157,032	$16,150
Marketable securities	5,997	20,300
Accounts receivable, primarily from a related party	4,101	3,382
Inventory, net	10,001	2,991
Prepaid expenses and other current assets	4,723	2,092
Total current assets	181,854	44,915

Deposits and other assets	119	176
Property and equipment, net	1,358	853
Total assets	$183,331	$45,944

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,870	$7,712
Accrued expenses and other current liabilities	8,854	5,428
Notes payable, current portion	10,000	10,000
Total current liabilities	22,724	23,140

Notes payable, net of discount	7,207	14,414
Convertible senior notes, net of discount	35,277	—
Derivative liability	39,825	—
Notes payable, accrued interest	1,614	1,054
Other liabilities	79	69
Total liabilities	106,726	38,677

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value per share; 450,000,000 and 250,000,000 shares authorized, 176,725,832 and 136,882,735 shares issued and outstanding as of September 30, 2018 and December 31, 2017	177	137
Additional paid-in capital	426,901	270,953
Accumulated deficit	(350,473)	(263,823)
Total stockholders' equity	76,605	7,267
Total liabilities and stockholders’ equity	$183,331	$45,944

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue, primarily from a related party	$5,158	$2,097	$11,728	$3,464
Cost of sales	7,742	2,957	14,889	5,716
Gross profit	(2,584)	(860)	(3,161)	(2,252)

Expenses:
Sales and marketing expenses	7,851	2,089	17,469	4,478
Research and development expenses	7,402	9,765	23,805	22,368
General and administrative expenses	5,138	3,891	14,531	11,545
Operating loss	(22,975)	(16,605)	(58,966)	(40,643)
Other income (expense), net:
Interest income	820	129	1,245	187
Interest expense	(2,170)	(915)	(6,177)	(2,365)
Change in fair value of 2023 derivative	(7,513)	—	(22,526)	—
Other income (expense)	(43)	12	(226)	(5)
Total other expense, net	(8,906)	(774)	(27,684)	(2,183)

Net loss	(31,881)	(17,379)	(86,650)	(42,826)
Total comprehensive loss	$(31,881)	$(17,379)	$(86,650)	$(42,826)

Basic and diluted net loss per common share	$(0.18)	$(0.13)	$(0.57)	$(0.39)
Basic and diluted weighted-average shares outstanding	176,332,575	128,898,682	150,866,978	108,959,779